United Security Bancshares Reports 2nd Quarter 2023 Financial Results

FRESNO, CA - July 25, 2023. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter and six months ended June 30, 2023. The Company reported net income of $4.4 million, or $0.26 per basic and diluted share, for the quarter ended June 30, 2023, compared to net income of $3.4 million, or $0.20 per basic and diluted share for the quarter ended June 30, 2022.

Second Quarter 2023 Highlights (as of or for the quarter ended June 30, 2023, except where noted)
▪Net income for the quarter increased 28.6% to $4.4 million, compared to $3.4 million for the quarter ended June 30, 2022. Loan interest income increased $3.8 million and investment securities income increased $497,000 as a result of growth in loan balances and increases in interest rates, compared to the second quarter of 2022.
▪The Company had available secured lines of credit of $586.3 million, unsecured lines of credit of $120.0 million, unpledged investment securities of $136.4 million, and cash and cash equivalents of $58.4 million as of June 30, 2023. The total borrowings as of June 30, 2023 were $100.6 million.
▪Total assets decreased 0.8% to $1.29 billion, compared to $1.30 billion at December 31, 2022.
▪Total loans, net of unearned fees, decreased to $960.1 million, compared to $980.2 million at December 31, 2022.
▪Total investments decreased 2.5% to $205.5 million, compared to $210.9 million at December 31, 2022.
▪Total deposits decreased 10.2% to $1.05 billion, compared to $1.17 billion at December 31, 2022.
▪The allowance for credit losses as a percentage of gross loans increased to 1.68%, compared to 1.04% at December 31, 2022. The increase is primarily the result of an accounting adjustment of $6.6 million related to the adoption of a new accounting standard referred to as the Current Expected Credit Loss methodology or “CECL.” The accounting standard was adopted on January 1, 2023.
▪Net interest income before the provision for credit losses increased 20.1% to $12.5 million, compared to $10.4 million for the quarter ended June 30, 2022.
▪The Company recorded a provision for credit losses of $1.1 million for the quarter ended June 30, 2023, compared to a provision for credit losses of $512,000 for the quarter ended June 30, 2022.
▪Book value per share increased to $6.75, compared to $6.59 at December 31, 2022.
▪Net interest margin increased to 4.30% for the quarter ended June 30, 2023, compared to 3.38% for the quarter ended June 30, 2022.
▪Annualized average cost of deposits was 0.71% for the quarter ended June 30, 2023, compared to 0.17% for the quarter ended June 30, 2022.
▪Net charge-offs totaled $469,000 for the quarter ended June 30, 2023, compared to net recoveries of $25,000 for the quarter ended June 30, 2022.
▪Capital position remains well-capitalized with a 11.16% Tier 1 Leverage Ratio compared to 10.10% as of December 31, 2022.
▪Annualized return on average assets (ROAA) increased to 1.40%, compared to 1.03% for the quarter ended June 30, 2022. The increase in ROAA is due to the increase in net income coupled with a decrease in average assets.
▪Annualized return on average equity (ROAE) increased to 16.49%, compared to 12.12% for the quarter ended June 30, 2022.

Dennis Woods, President and Chief Executive Officer, stated: “We are very pleased with our second quarter and year-to-date operating results. Our year-to-date net interest margin of 4.38% in an environment of increased deposit pricing pressure is a testament to the great work of our team members by providing outstanding service to our valued long-term customers. We were excited to increase our quarterly dividend this quarter to $0.12 per share in recognition of our growth in earnings and ROAE compared to last year. We continue to focus on our liquidity, credit risk, and balance sheet growth.”

Provided at the end of this Press Release is a reconciliation of Core Net Income, as a non-GAAP measure, to Net Income. This reconciliation excludes Non-Core items such as the Fair Value Adjustment for Trust Preferred Securities (TRUPs). Management believes that financial results are more comparative excluding the impact of such non-core items.

Results of Operations

Quarter Ended June 30, 2023:

For the quarter ended June 30, 2023, the Company reported net income of $4.4 million and earnings per basic and diluted share of $0.26, compared to net income of $3.4 million and $0.20 per basic and diluted share for the same period ended June 30, 2022. Net income for the quarter ended March 31, 2023 was $6.1 million and $0.36 per basic and diluted share.

Net interest income, before the provision for credit losses, was $12.5 million for the quarter ended June 30, 2023, representing a $2.1 million, or 20.1%, increase from the $10.4 million reported at June 30, 2022. The increase in net interest income was driven by growth in the loan and investment portfolios and increases in interest rates. The Company’s net interest margin increased from 3.38% to 4.30% between the quarters ended June 30, 2022 and June 30, 2023, respectively. The increase in the net interest margin was due to increases in yields on loans, investment securities, and interest-bearing deposits at FRB, and was partially offset by increases in average rates paid on deposits and rates on purchases of fed funds. Net interest income during the quarter ended June 30, 2023 decreased $441,000 from the $12.9 million reported during the quarter ended March 31, 2023. This was primarily due to increases in interest paid on deposits and fed funds.

Noninterest income for the quarter ended June 30, 2023 totaled $1.0 million, an increase of $409,000 from the $602,000 in non-interest income reported for the quarter ended June 30, 2022. The increase is primarily attributed to a decrease of $794,000 in the loss on the fair value of junior subordinated debentures between the two quarters and was offset by $566,000 in income received from an investment in a limited partnership during the second quarter of 2022. Noninterest income decreased $437,000 from the $1.4 million reported for the quarter ended March 31, 2023. This was primarily due to a gain of $333,000 recorded on the fair value of the junior subordinated debt during the first quarter of 2023 compared to a loss of $74,000 in the second quarter of 2023.

Noninterest expense for the quarter ended June 30, 2023 totaled $6.2 million, reflecting a $537,000 increase over $5.7 million reported for the quarter ended June 30, 2022, and a $33,000 decrease from the $6.2 million reported from the quarter ended March 31, 2023. The increase between the quarters ended June 30, 2023 and 2022 resulted partially from increases of $524,000 in salaries and employee benefits and $60,000 in data processing fees. Salaries and employee benefits increased due to increases in salary expenses of $346,000 and group insurance expenses of $262,000.

The Company recorded an income tax provision of $1.8 million for the quarter ended June 30, 2023, compared to $1.4 million for the quarter ended June 30, 2022, and $2.5 million for the quarter ended March 31, 2023. The effective tax rate for the quarter ended June 30, 2023 was 29.0%, compared to 28.9% and 29.2% for the quarters ended June 30, 2022 and March 31, 2023, respectively.

Six Months Ended June 30, 2023:

Net income for the six months ended June 30, 2023 increased 79.3% to $10.5 million, compared to the six months ended June 30, 2022. The increase is primarily the result of an increase of $7.7 million in loan interest income and fees, an increase of $1.2 million in investment income, and a $2.1 million decrease in the loss on the fair value of junior subordinated debentures, partially offset by a $2.2 million increase in interest on deposits and $2.0 million increase in the provision for income taxes. ROAE for the six months ended June 30, 2023 was 19.32%, compared to 10.19% for the six months ended June 30, 2022. ROAA was 1.68% for the six months ended June 30, 2023, compared to 0.89% for the six months ended June 30, 2022.

The annualized average cost of deposits was 0.58% for the six months ended June 30, 2023, compared to 0.17% for the six months ended June 30, 2022. Average interest-bearing deposits decreased 4.8% between the periods ended June 30, 2022 and 2023 from $732.2 million to $697.3 million, respectively.

Net interest income, before the provision for credit losses, for the six months ended June 30, 2023 totaled $25.4 million, an increase of $5.6 million, or 28.2%, from the $19.8 million reported for the period ended June 30, 2022. The impact of the increase in interest rates over the past year is reflected in the increase in net interest income. The Company’s net interest margin increased from 3.23% for the six months ended June 30, 2022 to 4.38% for the six months ended June 30, 2023. The increase in the net interest margin is due to increases in yields on investment securities, yields on loans, and yields on interest-bearing deposits at the Federal Reserve Bank, partially offset by increases in average deposit costs. Loan yields increased from 4.28% to 5.59% between the two periods while the yield on interest-bearing liabilities increased from 0.31% to 1.16% between the two periods.

Noninterest income for the six months ended June 30, 2023 totaled $2.5 million, an increase of $2.1 million when compared to the $395,000 reported for the six months ended June 30, 2022. For the six months ended June 30, 2023, a gain on the fair value of TRUPs of $258,000 was recorded, compared to a loss of $1.9 million for the same period in 2022. The change in the fair value of TRUPs reflected in noninterest income was caused by fluctuations in the LIBOR yield curve.

For the six months ended June 30, 2023, noninterest expense totaled $12.4 million, an increase of $863,000 compared to $11.6 million for the six months ended June 30, 2022. On a year-over-year comparative basis, noninterest expense increased due to increases of $735,000 in salaries and employee benefits, $192,000 in occupancy expense, and $119,000 in data processing fees, partially offset by decreases of $76,000 in professional fees and $32,000 in regulatory assessments. Salaries and employee benefit expense increased due to increases in salaries and group insurance costs and occupancy expense increased due to increased depreciation expense, utility costs, and building services expenses. Also included in the increase in noninterest expense is an increase of $323,000 in the provision for unfunded loan commitments.

The efficiency ratio for the six months ended June 30, 2023 decreased to 44.6%, compared to 56.5% for the six months ended June 30, 2022. This decrease is due to increases in both non-interest and interest income.

The Company recorded an income tax provision of $4.3 million for the six months ended June 30, 2023, compared to $2.4 million for the same period in 2022. The effective tax rate for the six months ended June 30, 2023 was 29.1%, compared to 28.7% for the six months ended June 30, 2022.

Balance Sheet Review

Total assets decreased $10.4 million, or 0.8%, between December 31, 2022 and June 30, 2023. Overnight balances held at the Federal Reserve Bank increased $18.2 million, gross loan balances decreased $20.4 million, and investment securities decreased $5.3 million. Decreases in gross loans included decreases of $18.1 million in real estate construction and development loans, $5.0 million in commercial and industrial loans, and $2.4 million in real estate mortgage loans, offset by increases of $4.9 million in agricultural loans. Declines in the investment portfolio were the result of $6.3 million in paydowns offset by a decrease in unrealized losses totaling $873,000 between the two periods. Total cash and cash equivalents increased $19.8 million between December 31, 2022 and June 30, 2023. Unfunded loan commitments increased from $190.2 million at December 31, 2022 to $224.4 million at June 30, 2023. OREO balances totaled $4.6 million at December 31, 2022 and June 30, 2023.

Total deposits decreased $118.9 million, or 10.2%, to $1.05 billion during the six months ended June 30, 2023. This was due to decreases of $113.7 million in interest bearing deposits and decreases of $5.2 million in noninterest-bearing deposits. NOW and money market accounts decreased $114.2 million, savings accounts decreased $11.9 million, and time deposits increased $12.4 million. In total, NOW, money market and savings accounts decreased 20.1% to $499.7 million at June 30, 2023, compared to $625.8 million at December 31, 2022. Noninterest bearing deposits decreased 1.1% to $476.4 million at June 30, 2023, compared to $481.6 million at December 31, 2022. Core deposits, which are made up of the balance of noninterest bearing deposits, NOW, money market, savings, and time deposits accounts less than $250,000, decreased $123.1 million.

Shareholders’ equity at June 30, 2023 totaled $115.7 million, an increase of $3.2 million from the $112.5 million reported at December 31, 2022. This increase in equity was the result of $10.5 million in net income and a decrease of $867,000 in accumulated other comprehensive loss, partially offset by a $4.7 million, net of tax, accounting adjustment to retained earnings related to the adoption of CECL and $3.9 million in dividend payments. At June 30, 2023, the accumulated other comprehensive loss totaled $16.6 million, compared to $17.5 million at December 31, 2022. The decrease in accumulated other comprehensive loss was primarily the result of a decrease in net unrealized losses on investment securities of $873,000 and a $37,000 increase in the fair value of TRUPs caused by a change in market credit spreads during the six months ended June 30, 2023. The change in unrealized loss on the investment portfolio is attributed to changes in interest rates, and not credit quality. The Company does not intend to sell and it is more likely than not that it will not be required to sell any securities that have an unrealized loss.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on June 27, 2023. The dividend is payable on July 24, 2023, to shareholders of record as of July 10, 2023. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

On January 1, 2023, the Company adopted the Current Expected Credit Loss (CECL) methodology and recognized a $6.6 million increase to the allowance for credit losses, and a related $4.7 million reduction to retained earnings, net of tax. CECL is a forward-looking model that broadens the range of data to include the use of economic forecasts to estimate credit losses over the life of the loan portfolio in addition to the use of past loss data and current conditions. This new model will have an impact on the allowance for credit losses going forward and may result in a lack of comparability between the current and previous year. The Company recorded a provision for credit losses of $598,000 for the six months ended June 30, 2023, compared to $417,000 provision for the six months ended June 30, 2022. The provisions recorded during 2022 and 2023 were primarily driven by increases in loan balances and charge-offs within the student loan portfolio. Net loan charge-offs totaled $902,000 for the six months ended June 30, 2023, compared to $37,000 for the six months ended June 30, 2022, and were primarily due to losses in the student loan portfolio.

The Company’s allowance for credit losses totaled 1.68% of the loan portfolio at June 30, 2023, compared to 1.04% at December 31, 2022. The increase in the allowance for credit losses as a percentage of gross loans is primarily the result of additions to the reserve as a result of the adoption of CECL. Management considers the allowance for credit losses at June 30, 2023 to be adequate.

Non-performing assets, comprised of nonaccrual loans, loan modifications, other real estate owned through foreclosure, and loans more than 90 days past due and still accruing interest, decreased $1.6 million between December 31, 2022 and June 30, 2023 to $18.0 million. Nonperforming assets as a percentage of total assets decreased from 1.49% at December 31, 2022 to 1.39% at June 30, 2023. The decrease in nonperforming assets is primarily attributed to decreases of $1,341,000 in nonaccrual loans and $81,000 in loans past due more than 90 days. OREO balances remained at $4.6 million at December 31, 2022 and June 30, 2023.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 12 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Non-GAAP Financial Measures

This press release and the accompanying financial tables contain a non-GAAP financial measure (net income before non-Core) within the meaning of the Securities and Exchange Commission’s Regulation G. In the accompanying financial table, the Company has provided a reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure. The Company’s management believes that this non-GAAP financial measure provides useful information about the Company’s results of operations and/or financial position to both investors and management. The Company provides this non-GAAP financial measure to investors to assist them in performing their analysis of its historical operating results. The non-GAAP financial measure shows the Company’s operating results before consideration of certain adjustments and, consequently, this non-GAAP financial measure should not be construed as an alternative to net income as an indicator of the Company’s operating performance, as determined in accordance with GAAP. The Company may calculate this non-GAAP financial measure differently than other companies.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties and actual results may differ materially from those presented. Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2) changes in general economic and financial market conditions, either nationally or locally; (3) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System; (4) changes in banking laws or regulations including the implementation of increased capital requirements for financial institutions; (5) increased competition in the Company’s markets, impacting the ability to execute its business plans; (6) loss of or inability to attract key personnel; (7) unanticipated deterioration in our loan portfolio, credit losses, and the sufficiency of our allowance for credit losses; (8) drought, earthquakes, floods or other natural disasters impacting the local economy and/or the condition of real estate collateral; (9) the impact of technological changes and the ability to develop and maintain secure and reliable electronic systems including failures in or breaches of the Company’s operational and/or security systems or infrastructure; (10) the failure to maintain effective controls over our financial reporting; (11) the quality and quantity of our deposits; (12) adverse developments in the financial services industry generally such as the recent bank failures and any related impact on depositor behavior or investor sentiment; (13) risks related to the sufficiency of liquidity; (14) the possibility that our recorded goodwill could become impaired which may have an adverse impact on our earnings and capital, (15) changes in accounting policies or procedures; and (16) the continuing adverse impact on the U.S. economy, including the markets in which we operate due to the lingering effects of the COVID-19 global pandemic.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K, for the year ended December 31, 2022, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands-except share data)	June 30, 2023	December 31, 2022
Assets
Cash and non-interest-bearing deposits in other banks	$33,220	$31,650
Due from Federal Reserve Bank (FRB)	25,183	6,945
Cash and cash equivalents	58,403	38,595
Investment securities (at fair value)
Available-for-sale (AFS) securities	202,213	207,545
Marketable equity securities	3,308	3,315
Total investment securities	205,521	210,860
Loans	961,379	981,772
Unearned fees and unamortized loan origination costs - net	(1,258)	(1,594)
Allowance for credit losses	(16,110)	(10,182)
Net loans	944,011	969,996
Premises and equipment - net	9,340	9,770
Accrued interest receivable	7,770	8,489
Other real estate owned (OREO)	4,582	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	14,348	12,825
Cash surrender value of life insurance, net	23,196	22,893
Operating lease right-of-use assets	1,653	1,984
Other assets	15,507	14,711
Total assets	$1,288,819	$1,299,193

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$476,387	$481,629
Interest-bearing	570,167	683,855
Total deposits	1,046,554	1,165,484
Fed funds purchased	100,620	—
Operating lease liabilities	1,759	2,093
Other liabilities	13,487	8,270
Junior subordinated debentures (at fair value)	10,719	10,883
Total liabilities	1,173,139	1,186,730
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,129,938 at June 30, 2023 and 17,067,253 at December 31, 2022	60,451	60,030
Retained earnings	71,857	69,928
Accumulated other comprehensive loss, net of tax	(16,628)	(17,495)
Total shareholders’ equity	115,680	112,463
Total liabilities and shareholders’ equity	$1,288,819	$1,299,193

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Six Months Ended
(In thousands - except share and per-share data)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Interest Income:
Interest and fees on loans	$13,529	$13,000	$9,731	$26,529	$18,849
Interest on investment securities	1,501	1,501	1,004	3,002	1,795
Interest on deposits in FRB	56	58	258	114	340
Total interest income	15,086	14,559	10,993	29,645	20,984
Interest Expense:
Interest on deposits	1,944	1,343	515	3,287	1,023
Interest on other borrowed funds	638	271	69	909	114
Total interest expense	2,582	1,614	584	4,196	1,137
Net Interest Income	12,504	12,945	10,409	25,449	19,847
Provision (Reversal) for Credit Losses	1,091	(493)	512	598	417
Net Interest Income after Provision (Reversal) for Credit Losses	11,413	13,438	9,897	24,851	19,430
Noninterest Income:
Customer service fees	767	734	776	1,501	1,429
Increase in cash surrender value of bank-owned life insurance	171	132	114	303	253
Unrealized gain (loss) on fair value of marketable equity securities	(50)	43	(127)	(7)	(309)
Gain (loss) on fair value of junior subordinated debentures	(75)	333	(869)	258	(1,869)
Gain on sale of investment securities	—	—	—	—	30
Other	198	206	708	405	861
Total noninterest income	1,011	1,448	602	2,460	395
Noninterest Expense:
Salaries and employee benefits	3,301	3,260	2,777	6,561	5,826
Occupancy expense	858	963	849	1,820	1,628
Data processing	205	174	145	379	260
Professional fees	910	882	919	1,792	1,868
Regulatory assessments	193	192	187	385	417
Director fees	106	109	116	216	234
Correspondent bank service charges	19	19	24	38	50
Net cost of operation of OREO	58	37	2	96	(6)
Other	557	604	651	1,161	1,308
Total noninterest expense	6,207	6,240	5,670	12,448	11,585
Income Before Provision for Taxes	6,217	8,646	4,829	14,863	8,240
Provision for Taxes on Income	1,800	2,521	1,394	4,321	2,362
Net Income	$4,417	$6,125	$3,435	$10,542	$5,878

Basic earnings per common share	$0.26	$0.36	$0.20	$0.62	$0.35
Diluted earnings per common share	$0.26	$0.36	$0.20	$0.62	$0.34
Weighted average basic shares for EPS	17,102,740	17,076,510	17,036,364	17,089,693	17,033,401
Weighted average diluted shares for EPS	17,114,740	17,092,460	17,057,755	17,103,601	17,054,742

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2023	March 31, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Average Balances:
Loans (1)	$954,634	$960,648	$906,396	$957,620	$888,722
Investment securities	207,639	211,523	192,494	209,571	190,141
Interest-bearing deposits in FRB	3,674	5,493	136,898	4,578	156,959
Total interest-earning assets	1,165,947	1,177,664	1,235,788	1,171,769	1,235,822
Allowance for credit losses	(15,644)	(16,323)	(9,302)	(15,984)	(9,408)
Cash and due from banks	36,883	36,008	34,904	36,448	36,089
Other real estate owned	4,582	4,582	4,582	4,582	4,582
Other non-earning assets	78,381	78,550	71,526	75,396	68,575
Total average assets	$1,270,149	$1,280,481	$1,337,498	$1,272,211	$1,335,660

Interest-bearing deposits	$704,747	$689,706	$737,149	$697,268	$732,168
Junior subordinated debentures	10,912	10,801	10,863	10,856	11,009
Fed funds purchased	33,602	7,492	—	20,619	—
Total interest-bearing liabilities	749,261	707,999	748,012	728,743	743,177
Noninterest-bearing deposits	390,953	445,502	465,926	418,092	466,097
Other liabilities	22,205	14,014	9,583	15,039	9,774
Total liabilities	1,162,419	1,167,515	1,223,521	1,161,874	1,219,048
Total equity	107,730	112,966	113,977	110,337	116,612
Total liabilities and equity	$1,270,149	$1,280,481	$1,337,498	$1,272,211	$1,335,660

Average Rates:
Loans (1)	5.68%	5.49%	4.31%	5.59%	4.28%
Investment securities	2.90%	2.88%	2.09%	2.89%	1.90%
Interest-bearing deposits in FRB	6.11%	4.28%	0.76%	5.02%	0.44%
Earning assets	5.19%	5.01%	3.57%	5.10%	3.42%
Interest bearing deposits	1.11%	0.78%	0.28%	0.95%	0.28%
Total deposits	0.71%	0.48%	0.17%	0.58%	0.17%
Fed fund purchased	5.28%	4.87%	—%	5.20%	—%
Junior subordinated debentures	7.20%	6.80%	2.55%	7.00%	2.09%
Total interest-bearing liabilities	1.38%	0.92%	0.31%	1.16%	0.31%
Net interest margin (2)	4.30%	4.45%	3.38%	4.38%	3.23%
(1) Loan amounts include nonaccrual loans, but the related interest income has been included only if collected for the period prior to the loan being placed on a nonaccrual basis.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)

(In thousands)	June 30, 2023		March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Cash and cash equivalents	$58,403		$45,153	$38,595	$126,032	$107,246
Investment securities	205,521		208,914	210,860	211,847	215,774
Loans net of unearned fees and unamortized loan origination costs	960,121		942,727	980,178	962,166	949,991
Allowance for credit losses	(16,110)	(10,063)	(15,622)	(10,182)	(10,063)	(9,907)
Net loans	944,011		927,105	969,996	952,103	940,084
Other assets	80,884		80,022	79,742	79,270	76,413
Total assets	$1,288,819		$1,261,194	$1,299,193	$1,369,252	$1,339,517

Non-interest-bearing deposits	$476,387		$394,745	$481,629	$517,230	$473,013
Interest-bearing deposits	570,167		716,387	683,855	723,588	735,181
Total deposits	1,046,554		1,111,132	1,165,484	1,240,818	1,208,194
Other liabilities	126,585		37,154	21,246	21,355	21,322
Total liabilities	1,173,139		1,148,286	1,186,730	1,262,173	1,229,516
Total shareholders’ equity	115,680		112,908	112,463	107,079	110,001
Total liabilities and shareholder’s equity	$1,288,819		$1,261,194	$1,299,193	$1,369,252	$1,339,517

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Total interest income	$15,086	$14,559	$14,754	$13,519	$10,993
Total interest expense	2,582	1,614	1,269	789	584
Net interest income	12,504	12,945	13,485	12,730	10,409
Provision (reversal) for credit losses	1,091	(493)	585	607	606
Net interest income after (reversal) provision for credit losses	11,413	13,438	12,900	12,123	9,803
Total non-interest income (loss)	1,011	1,448	1,049	392	602
Total non-interest expense	6,207	6,240	6,432	6,211	5,576
Income before provision for taxes	6,217	8,646	7,517	6,304	4,829
Provision for taxes on income	1,800	2,521	2,175	1,837	1,394
Net income	$4,417	$6,125	$5,342	$4,467	$3,435

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	June 30, 2023	December 31, 2022
Real estate - construction and development	$13,142	$14,436
Agricultural	73	108
Total nonaccrual loans	13,215	14,544
Loans past due 90 days and still accruing	171	252
Total nonperforming loans	13,374	14,937
Other real estate owned	4,582	4,582
Total nonperforming assets	$17,956	$19,519

Nonperforming loans to total gross loans	1.39%	1.52%
Nonperforming assets to total assets	1.39%	1.49%
Allowance for credit losses to nonperforming loans	120.46%	68.17%

United Security Bancshares
Selected Financial Data (unaudited)
	Three Months Ended June 30,		Six months ended June 30,
(Dollars in thousands, except per share amounts)	2023	2022	2023	2022
Return on average assets	1.40%	1.03%	1.68%	0.89%
Return on average equity	16.49%	12.12%	19.32%	10.19%
Efficiency ratio (1)	45.76%	50.91%	44.59%	56.45%
Annualized net charge-offs (recoveries) to average loans	0.20%	(0.01)%	0.19%	0.01%

			June 30, 2023	December 31, 2022
Shares outstanding - period end			17,129,938	17,067,253
Book value per share			$6.75	$6.59
Tangible book value per share			$6.49	$6.33
Individually evaluated loans			$13,677	$15,629
Net loan-to-deposit ratio			90.20%	83.23%
Allowance for credit losses to total loans			1.68%	1.04%
Tier 1 capital to adjusted average assets (leverage ratio):
Company			11.16%	10.10%
Bank			11.18%	9.64%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.

United Security Bancshares
Net Income before Non-Core Reconciliation
Non-GAAP Information (unaudited)
	Six months ended June 30,
(Dollars in thousands)	2023	2022	Change $	Change %
Net income	$10,542	$5,878	$4,664	79.3%
Junior subordinated debenture (1) fair value adjustment	258	(1,869)
Income tax effect	(75)	542
Non-core items net of taxes	183	(1,327)
Non-GAAP core net income	$10,359	$7,205	$3,154	43.8%

(1)Junior subordinated debenture fair value adjustment is not part of core income and depending upon market rates, can “add to” or “subtract from” core income and mask non-GAAP core income change.